Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

by and between

METRO TWO HOTEL, LLC (the “Seller”)

and

CNR QUEENS HOSPITALITY, LLC
(the “Buyer”)

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is made and entered into as of the 13th day of May, 2005 (“Effective Date”), by and between METRO TWO HOTEL, LLC, a Florida limited liability company (the “Seller”), and CNR QUEENS HOSPITALITY, LLC, a New York limited liability company (the “Buyer”).

BACKGROUND

WHEREAS, Seller is the owner in fee simple of certain land situate at 3805 Hunters Point Avenue, Long Island City, New York, being more particularly described in Exhibit A attached hereto (the “Land”); and

WHEREAS, Seller is also the owner of the Improvements (as hereinafter defined) erected on the Land, including but not limited to a Holiday Inn Express hotel containing seventy nine (79) guest rooms and related improvements (the “Holiday Inn”); and

WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s right, title and interest in and to the Land, the Improvements and certain other assets and property used in the operation thereof under the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the covenants and provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Agreement to Sell and Purchase.

(a)        Sale and Purchase. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions of this Agreement, the following:

(i)    All right, title and interest, legal and equitable, of Seller or any other person or entity in and to the Land, and the buildings and improvements situate thereon on the date hereof (the “Improvements”), and all right, title and interest in all easements, rights-of-way, licenses, privileges, hereditaments and appurtenances, if any, belonging to or inuring to the benefit of the Land or Improvements, and all right, title and interest of Seller or any other person or entity in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of, abutting or adjoining the Land (collectively, along with the Land and Improvements, the “Real Property”); and

(ii)   All of the assets or other personal property of any nature whatsoever located upon the Land or upon or in the Improvements, and/or used or held for use or associated with the ownership and/or operation of the Holiday Inn, including, without limitation, all fixtures, machinery, equipment, building supplies, food and liquor supplies, appliances, bar and restaurant supplies, furniture, furnishings, linens, uniforms, room supplies and maintenance and repair supplies (including, without limitation, that which is described on Exhibit B attached hereto and made a part hereof), all leases, agreements and other contracts which Buyer shall assume as hereafter set forth, all building plans and surveys of the Real Property, all books and records (including, without limitation, computer software), all procedure and employment manuals, all marketing materials, and all of Seller’s or any other person’s or entity’s right, title and interest in and to any intangible personal property useful in connection with the foregoing, expressly excluding the name “Holiday Inn", and all trademarks used by Seller in connection with the operation of the Holiday Inn, and including, without limitation, all warranties, and all occupancy certificates, licenses, permits, variances and land use entitlements, authorizations and approvals required by law or issued by governmental entities having jurisdiction over the Holiday Inn (collectively, the “Personal Property” and together with the Real Property, hereinafter referred to as the “Property”).

(b)   No Liabilities. It is expressly acknowledged and agreed by Seller that Buyer has no intention of assuming, and does not and will not, in any way, assume, undertake, agree to perform or accept responsibility for any debts, liabilities or obligations of Seller of any kind whatsoever, whether absolute, contingent or otherwise, known or unknown, pending or threatened, concerning the Property or otherwise, other than liabilities and obligations of Seller arising under the Assigned Contracts (as defined in Section 5(f) hereof) after the date of Closing. Seller shall remain fully and solely responsible for the satisfaction of all of Seller’s own liabilities and obligations, absolute, contingent or otherwise, known or unknown, liquidated or unliquidated, pending or threatened, whether incurred before or after the date of Closing, except for such liabilities and obligations arising under the Assigned Contracts after Closing. Such liabilities and obligations which Seller shall remain responsible for include, without limitation, any liabilities or obligations of Seller arising prior to Closing for trade payables or employee compensation, sums due under Contracts (as defined in Section 5(f) hereof), other than Assigned Contracts, prior to or after Closing, sums due under Assigned Contracts arising prior to Closing, sums due on account of taxes of any kind owed by Seller or imposed with respect to the Property or the operation of the Holiday Inn prior to Closing, liabilities for personal injury, property damage or other damages arising prior to Closing, liabilities arising by reason of any statute, law or regulation applicable to Seller or Seller’s operation of the Property, and all other liabilities or obligations arising by any other reason out of the operation of the Holiday Inn prior to Closing. Seller shall indemnify, defend and hold Buyer harmless from and against any and all damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and expenses) which arise out of the assertion against Buyer or the Property of any such liabilities or obligations of Seller, or Seller’s failure to fulfill any such obligations. The terms of this Section 1(b) shall survive Closing.

(c)   No Employees Seller acknowledges and agrees that Buyer shall have no obligation to employ or retain, in any capacity, employees employed or subcontractors engaged by Seller except for contractors who are parties to the Assigned Contracts. Notwithstanding the foregoing, should Buyer desire to employ or retain, in any capacity, any of Seller’s employees, Seller shall use its best efforts to facilitate the transfer to Buyer of such employees. The terms of this Section 1(c) shall survive Closing.

2.   Purchase Price. The aggregate purchase price for the Property (the “Purchase Price”) shall be the sum of Nine Million Dollars ($9,000,000), which, subject to the terms and conditions hereinafter set forth, shall be paid or delivered to Seller by Buyer as follows:

(a)  Deposit. Within one (1) business day after the date when Buyer receives from Seller a fully executed copy of this Agreement (“Effective Date”), Buyer shall deliver to the Title Company (as hereinafter defined) Buyer’s check in the amount of $200,000 (the “Deposit”)

(b)  Cash Portion The balance of the Purchase Price, plus or minus any net cash adjustments made pursuant to this Agreement, shall be paid, at Buyer's option, in cash, by wire transfer, or by a bank, certified or cashier's check, at Closing, subject to the provisions of Section 2A below. Prorations and other adjustments to be made under this Agreement shall be “netted” against each other and shall be accounted for as an adjustment to the cash portion of the Purchase Price.

(d)  Allocation of Purchase Price. Within thirty (30) days after the Effective Date, the Purchase Price shall be allocated by Seller and Buyer between the Real Property and Personal Property. In addition, during such Inspection Period (as defined in Section 10(a) hereof), the parties shall agree to allocate the Purchase Price for the Personal Property among various subcategories, such as furniture, fixtures and equipment, intangibles, goodwill and similar items. Seller and Buyer shall report the transactions contemplated herein for tax and all other purposes in accordance with the allocations made by Seller and Buyer.

(e)  The Title Company shall be responsible solely for the safekeeping of the Deposit. The Title Company shall not be liable to the Seller or the Buyer for the performance or non-performance of any term of this Agreement by the Seller or the Buyer, and shall not be required to determine any questions of fact or law. If litigation is commenced involving the Deposit or this Agreement, the Title Company shall have the right to deposit the Deposit with the clerk of the court in which litigation is pending, or if the Title Company is a party to such litigation, to interplead all interested parties in any court of competent jurisdiction and deposit the Deposit with the clerk of such court.

2A.      Compliance with New York State Sales and Use Tax Law.

(a)  Notice to Buyer. In accordance with applicable New York State Sales and Use Tax Laws, Seller is delivering to Buyer the “Notice to Prospective Purchasers of a Business or Business Assets” which is attached hereto as Exhibit “E”.

(b)  Notification of Department of Taxation and Finance. Within ten (10) days after the Effective Date, Seller shall deliver to Buyer all information needed by Buyer to provide notification of this transaction to the New York State Department of Taxation and Finance (the “Tax Department”), pursuant to Section 1141(c) Article 28 of the New York State Sales and Use Tax Law. At least ten (10) days prior to the deadline for “Closing” (hereinafter defined), Buyer shall complete and submit to the Tax Department the “Notification of Sale, Transfer or Assignment in Bulk” which is attached hereto as Exhibit “F” (the “Bulk Sales Notice”).

(c)  Tax Clearance Certificate and Escrows. Seller and Buyer acknowledge and agree that, as a result of this transaction and in accordance with New York law, Buyer could be held personally liable for any sales taxes owed by Seller, unless, after submission of the Bulk Sales Notice, Buyer withholds the Purchase Price from the Seller until Buyer shall have received from the Tax Department a tax clearance letter and has provided for the escrow of appropriate amounts of the Purchase Price to satisfy outstanding sales taxes or a certificate showing that there are no sales taxes or other amounts due and owing from Seller. Therefore, Seller agrees that (1) if Buyer shall not have received a tax clearance letter or certificate as of the deadline of Closing, Seller shall place in escrow with the “Title Company” (hereinafter defined) the Purchase Price, and (2) if Buyer has received a tax clearance letter from the Tax Department, and such letter recommends or requires the escrow of funds, Seller shall place in escrow with the Title Company (or such other entity as required by the Tax Department) such amounts as recommended or required by the Tax Department to satisfy any sales taxes owed by Seller.

3.         Title.

(a)  Title to the Real Property as delivered to Buyer at the Closing shall be good and marketable legal and equitable title, free and clear of all liens, restrictions, easements, encumbrances, leases, tenancies (except daily occupancy agreements with hotel guests) and other title objections, except the following: (i) such taxes for the then current year as are not due and payable on the date of the delivery of title; (ii) any liens for municipal betterments assessed after the date of this Agreement; and (iii) easements, restrictions, and rights of way of record described in Exhibit “C” hereto, provided same do not materially interfere with the use of the Property as a hotel, or impose any financial obligations upon the owner thereof (collectively, the “Permitted Exceptions”). In addition, such title shall be insurable under a 1992 ALTA Owner’s Policy, Form B, as aforesaid, without the so-called “creditor’s rights exception”, by any reputable title insurance company at regular rates. Any liens or encumbrances other than the Permitted Exceptions which may be removed as exceptions to the title policy to be issued to Buyer by the payment of money in satisfaction thereof shall be removed, either by being insured over by Buyer’s title insurance company, Lawyers Title Insurance Corporation (“Title Company”) or, if the Title Company will not so insure, then by application of such portion of the Purchase Price as shall be necessary to pay or satisfy the same. Title to the Personal Property shall be good and marketable and free and clear of all liens, security interests and other encumbrances.

(b)  All charges for any title insurance policy issued to Buyer shall be paid by Buyer.

(c)  Notwithstanding anything to the contrary set forth herein, Buyer and Seller acknowledge and agree that, as of the date hereof, nine (9) liens, as more fully shown on Exhibit “H” attached hereto and incorporated herein by reference (the “Environmental Liens”), have been filed against the Property by the New York City Environmental Control Board. In addition to the obligations of Seller set forth above to cause the removal of the Environmental Liens as exceptions to the title policy to be issued to Buyer, Seller agrees to indemnify, defend and save Buyer, its members, officers, employees, agents, supervisors, attorneys and consultants harmless from any and all claims, suits, demands, fines, liens, causes of action, awards or damages in either law or equity arising out of or caused by the Environmental Liens and any or all matters, occurrences or events which resulted in the imposition of the Environmental Liens filed against the Property, the same to include but not be limited to reasonable attorney fees, consultant’s fees, expert witness fees, and costs incurred by Buyer, its members, officers, employees, agents, supervisors, attorneys and consultants in defending against or removing such claims, suits, demands, fines, liens, causes of action, awards or damages.

4.         Closing; Possession. Closing for the sale and purchase of the Property (the “Closing”) shall occur in escrow at the offices of the Title Company, or at such other location as the parties hereto shall mutually agree upon, on a date and at a time agreed to by the parties, but not later than fourteen (14) days after the satisfaction of the conditions set forth in Sections 10(b) and (c) hereof. Notwithstanding anything to the contrary contained herein, at Buyer’s sole option and upon five (5) days written notice to Seller, the Closing shall occur on or before May 13, 2005. At Closing, Seller shall deliver to Buyer possession of the Property, free and clear of the rights of, or possession by, any party (other than daily hotel guests) and in the same condition as on the date hereof (subject to Section 5(e) hereof), reasonable wear and tear excepted.

5.         Seller’s Representations and Warranties. Seller covenants, represents and warrants to Buyer as follows:

(a)   Litigation. There is no claim, legal action, suit, arbitration, government investigation, condemnation proceeding or eminent domain or other legal or administrative proceeding pending, or to the best of Seller’s knowledge, threatened or anticipated, against or relating to the Property or Seller except a certain personal injury suit instituted by Steven Walsh against Seller as defendant as more particularly described on Exhibit “G” attached hereto.

(b)   Financial Statements. To the best of Seller’s knowledge, the financial statements and records with respect to the Property which Buyer has been and will be given to review in connection with a due-diligence inspection thereof are and will be true and correct in all respects and accurately present the financial position and results of operations of Seller and the Property as of the date of such financial statements for the periods covered thereby. Since the date of the most recent financial statements that have been given or will be given to Buyer to review: (i) Seller’s business with respect to the Property has been operated in the ordinary course and there has been no adverse change in its financial condition, assets, liabilities, business, licensure status or prospects and results of operations as such relate to the Property; (ii) Seller has not incurred liabilities or obligations with respect to the Property other than in the regular, ordinary and customary course of the Property’s business; and (iii) the Property has had no strikes or labor disputes.

(c)   Tax Liens. No lien exists or can be asserted against the Property because of the failure of Seller or any other party to file any tax return or report or to pay any federal, state or local taxes of any kind, including, but not limited to, income, sales, property, Social Security, employment or withholding taxes, or any assessments, interest, penalties or deficiencies, fees or other governmental charges or impositions. Seller has paid or shall pay prior to Closing any and all taxes, licenses fees and other charges levied, assessed or imposed upon the Property other than those which are not yet due and payable. There are no assessments for public improvements made to the Real Property which remain unpaid.

(d)   Intentionally omitted.

(e)   Intentionally omitted.

(f)   Contracts. There are no development, management, leasing, service, equipment, supply, maintenance or concession agreements with respect to or affecting all or any portion of the Property or the operation or maintenance thereof except as set forth in Exhibit D attached hereto (the “Contracts”). Seller has heretofore delivered or simultaneously herewith delivered to Buyer a current, complete and correct photocopy of each Contract. To Seller’s knowledge, neither Seller nor any of its agents or affiliates is in default under any Contract. Neither Seller nor any of its agents or affiliates has received any notice from any party to any Contract claiming the existence of any default or breach thereunder and no event or omission has occurred that, with the giving of notice or the lapse of time, or both, would constitute a default thereunder. Except as to the Contracts and New Contracts (as defined in Section 7(d) hereof) that either (i) Buyer, in its sole discretion, notifies Seller that Buyer desires to assume prior to or as of the date of Closing, or (ii) must be assumed by Buyer because they run with the Property and which must be assumed by Buyer because they can not be terminated by Seller upon thirty (30) days or fewer prior written notice (the “Assigned Contracts”), Seller shall terminate or cause termination of all Contracts effective as of the Closing, including, without limitation, that certain Management Agreement by and between Seller (and/or its affiliates) and HHMLP - Hunters Point LLC (the “Management Agreement”).

(g)   Employees. There is no union or collective bargaining agreement in effect relating to any employee whose job relates to the Property or its operation (each an “Employee” and collectively the “Employees”), and Seller knows of no attempts or efforts to organize any of the Employees. At Closing, Seller shall provide to Buyer a list showing each Employee’s accrued but unpaid wages, salaries, bonuses, accrued vacation and sick pay and other benefits through Closing (the “Employee List”). At Closing, Seller shall pay to Buyer (if such Employees continue to work for Buyer after Closing) or the Employees an amount equal to the wages, salaries and bonuses due to the Employees named on such Employee List through the first shift of the date of Closing (except that wages and salaries of housekeepers for the day of Closing shall be paid by Seller), and an amount equal to the value of accrued vacation, sick pay and other benefits earned by or due to such Employees through 12:01 a.m. on the date of Closing.

(h)   True and complete copies of certain documents evidencing and/or securing the Loan (collectively, “Loan Documents”) are described on Exhibit “E” and made a part hereof and have been delivered to Buyer. Seller has not received notice of any default under the Loan Documents, there are no defaults under the Loan Documents, and, to the best of Seller’s knowledge, no conditions exist which with the passage of time or the giving of notice, or both, would constitute a default under the Loan Documents.

The term “affiliate” as used in this Agreement shall mean any person or entity controlling, controlled by or under common control with, directly or indirectly, another person or entity. The representations and warranties of the parties set forth in this Section 5 shall survive the Closing and any termination of this Agreement.

6.   “As-Is” Sale. Seller and Buyer acknowledge that the Property is being purchased by Buyer in “as is, where is” condition as of the date hereof, with all faults, and that Seller has made no representation, warranty or agreement, not expressly set forth in this Agreement, with respect to the physical or financial condition of the Property or any portion thereof.

7.   Seller’s Operations Pending Closing or Refund.

Seller covenants and agrees that between the date hereof and the earlier of (1) the date of Closing or, (2) if this Agreement is terminated by Buyer for any reason which entitles Buyer to terminate this Agreement pursuant to the terms hereof, the date when the entire Deposit plus interest which has accrued thereon, is returned by Seller to Buyer:

(a)  Preserve Assets. Seller shall, at its sole cost and expense, do or cause to be done all things necessary to maintain, repair and preserve the Property in the same condition as it is on the date hereof, normal wear and tear excepted.

(b)  Intentionally Omitted.

(c)  Access to Records and Property. Seller and its agents shall give Buyer and Buyer’s counsel, accountants, engineers, insurance carriers, lenders and other representatives access to all of Seller’s and its affiliates’ properties, books, accounts, contracts, commitments, licenses, site plans, surveys, records and receipts used or useful in connection with the Property or the operation thereof, and Seller shall furnish Buyer with all such information concerning Seller’s and its affiliates’ affairs with respect to the Property or the operation thereof in Seller’s possession and/or control and as Buyer may reasonably request. Buyer and persons designated by Buyer shall have the right to enter upon the Real Property (interior and exterior) during normal business hours from time to time prior to Closing upon at least twenty-four (24) hours prior notice (which, notwithstanding Section 15(h) hereof, may be verbal) to inspect, test, survey and take test borings and soil samples from the Real Property and for any other purpose relating to the intended acquisition of the Property. Buyer shall indemnify and hold harmless Seller from and against any and all claims relating to physical damage to the Property or personal injuries to third persons arising out of Buyer’s entry upon the Property pursuant to the terms of this Section 7(c).

(d)  Conduct of Business; New Contracts. Seller, its affiliates and their respective agents shall conduct operation of the Holiday Inn as currently conducted in the ordinary course of business and no changes shall be made therein. None of Seller, its affiliates or their respective agents shall enter into any contracts or agreements with an aggregate total payment of greater than $5,000 affecting all or any portion of the Property or the operation or maintenance of the Property (“New Contracts”) unless Seller receives written approval from Buyer to enter into such a New Contract. Seller shall notify Buyer immediately of the existence of any such New Contract upon the execution thereof. Seller and its affiliates shall perform when due all of their respective obligations under all Contracts and New Contracts.

(e)  Maintenance of Insurance. Seller shall maintain in full force and effect all current insurance policies pertaining to the Property and its operation.

(f)  Intentionally omitted.

(g)  Intentionally omitted.

The terms of this Section 7 shall survive Closing or the earlier termination of this Agreement by Buyer for a period of six (6) months .

7A.      Intentionally Omitted.

8.   Provisions with Respect to Closing.

(a)   Seller’s Deliveries. At Closing Seller shall deliver or cause to be delivered to Buyer the following, all in form and substance satisfactory to Buyer and Buyer’s counsel:

(i)  A bargain and sale deed with covenants (the “Deed”) for the Real Property, duly executed and acknowledged by Seller and all other parties with a legal or equitable interest in title to the Real Property, conveying fee simple title to the Real Property to Buyer;

(ii)  A special warranty bill of sale for all of the Personal Property (other than that which is conveyed pursuant to the Assignment and Assumption defined below), duly executed and acknowledged by Seller and all other parties with a legal or equitable interest therein;

(iii)    An assignment of all Assigned Contracts (“Assignment and Assumption”) duly executed by Seller and all other parties with a legal or equitable interest therein and the written consent (if required and if Seller is able to obtain prior to Closing) to the assignment by the other party(ies) to each such Assigned Contract, together with the originals of all the Assigned Contracts and such consents that are in Seller’s possession or control, and evidence of the termination of the Management Agreement;

(iv)    To the extent in Seller’s or its affiliates’ possession or readily available to Seller or its affiliates, originals of all existing guarantees and warranties issued in connection with the construction, improvement, alteration or repair of the Real Property and in connection with the purchase or repair of any Personalty, originals of all certificates of occupancy, licenses, permits, authorizations, consents and approvals required in connection with the use and occupancy of the Property, and any building plans and surveys concerning the Property in Seller’s or its affiliates’ possession;

(v)  To the extent in Seller’s or its affiliates possession or readily available to them, bills for current real estate and ad valorem taxes, sewer charges and assessments, water charges and other utilities, charges under Assigned Contracts, and other costs and expenses attributable to the operation of the Property together with proof of payment thereof (to the extent the same have been paid);

(vi)    To the extent in Seller’s or its affiliates possession or readily available to them, all records and files relating to the construction, marketing, management, operation and maintenance of the Property and the Holiday Inn;

(vii)   An affidavit from Seller and all other parties with a legal or equitable interest in title to the Real Property, duly executed by them in accordance with the Foreign Investment in Real Property Tax Act stating that each is not a foreign person within the meaning of such Act and that each is not subject to the withholding requirements set forth in such Act;

(viii)   An affidavit to Buyer’s Title Company of the type customarily provided by sellers of real property to induce title companies in the Long Island City, New York area to omit or insure over certain “standard” or “preprinted” exceptions to title and to insure Buyer’s title as provided in Section 3, duly executed by Seller and all other parties with a legal or equitable interest in title to the Real Property, together with such other documents as may be required by the Title Company to insure Buyer’s title as aforesaid;

(ix)    An affidavit, indemnification agreement or such other agreements as the Buyer’s Title Company may reasonably require in order to remove any exception from Buyer’s title insurance policy as a result of the sale of the Property by Seller constituting a “bulk sale” for New York state tax purposes.

(x)  The Employee List described in Section 5(g) hereof;

(xi)    All keys to the Property;

(xii)   An original of a certificate, duly executed by Seller, stating that Seller’s representations and warranties contained herein are true and correct in all respects as of the date of Closing, such representations and warranties to survive pursuant to such certificate for only a period of six (6) months after Closing;

(xiii)   Such transfer tax forms required by law (“Transfer Forms”) duly executed by Seller and all other parties with a legal title to the Real Property;

(xiv)   An original of a closing statement setting forth the Purchase Price and all adjustments thereto and other expenses payable by the parties pursuant hereto (the "Closing Statement"), duly executed by Seller and all other parties with a legal or equitable interest in title to the Real Property;

(xv)    An assignment or assignments, and such other affidavits and other documents as may be required pursuant to Section 275 of the Real Property Law of the State of New York, as appropriate, in order to provide Buyer’s lender, at Buyer’s option, with an assignment by Seller’s mortgagee of Seller’s mortgage;

(xvi)   Evidence of due formation, authorization and good standing of Seller, as well as payment of franchise and other corporate taxes which may become a lien against the Property, as may reasonably be required by the Title Company; and

(xvii)       Any other documents required by this Agreement to be delivered by Seller to Buyer or in order to consummate the transactions contemplated hereby.

(b)   Buyer’s Deliveries. At Closing Buyer shall deliver or cause to be delivered to Seller the following:

(i)  The Assignment and Assumption where-by Buyer assumes the obligations of Seller under the Assigned Contracts accruing on and after the date of Closing, duly executed by Buyer;

(ii)    All required Transfer Forms duly executed by Buyer;

(iii)   A Closing Statement duly executed by Buyer; and

(iv)   Any other documents required by this Agreement to be delivered by Buyer to Seller.

9.   Apportionments; Closing Costs.

(a)    Apportionments. All apportionments shall be made on the basis of a 30-day month and a 360-day year. Room revenues, real estate taxes, hotel occupancy, guest bed and similar taxes, charges for electricity, water, sewer, gas, fuel oil and other utilities for the Real Property, prepaid charges and other items typically apportioned between purchasers and sellers in similar transactions (including, without limitation, charges under the Assigned Contracts), not otherwise apportioned hereunder, shall be apportioned as of 12:01 a.m. on the date of Closing.

(b)    Closing Costs. All realty transfer taxes or documentary stamp taxes and recording charges for the Deed shall be paid by Buyer. Each party shall bear its own counsel fees. Buyer shall pay for its own title insurance, the cost of any survey obtained by Buyer, and the cost of any inspections undertaken by Buyer. All other recording and other closing costs of any nature or description shall be borne or apportioned in accordance with the custom and practice in Long Island City, New York. At Closing, Buyer shall pay to Seller the amounts of the Escrow Accounts, as defined in Section 5(h) hereof.

(c)    Prepayments. Seller shall credit the Purchase Price at Closing with the amount of any deposits, security deposits or other sums paid in advance by any guest or customer of the Property, including, without limitation, sums paid on account of services to be provided at the Property after Closing, such as, by way of example, parties and banquets.

(d)    Accounts Receivable. Accounts receivable which have accrued as of Closing and which Buyer receives after Closing shall be remitted to Seller promptly after receipt by Buyer. Buyer will use its best efforts to collect such accounts receivable at Seller’s direction, and cooperate with Seller in Seller’s collection efforts; provided, however, that Buyer shall have no obligation to institute suit for collection on Seller’s behalf or to apply proceeds received from account debtors to Seller’s accounts receivable prior to payment of Buyer’s accounts receivable, if any, from such debtors.

(e)    Revenues and Expenses Generally. Except as otherwise expressly set forth herein or agreed between the parties, (i) all revenues and expenses resulting from the ownership of the Property, the rendering of services and the operation of the Property prior to Closing shall inure to Seller, and all revenues and expenses resulting from the ownership of the Property, the rendering of services and the operation of the Property received on or after Closing shall inure to Buyer, and (ii) if a party hereto collects an item of revenue which, pursuant to the preceding sentence, properly belongs to another party (“Owning Party”), the collecting party will hold such item as the agent of Owning Party and will promptly remit such item to Owning Party at the earliest possible opportunity.

The terms of this Section 9 shall survive Closing.

10.       Conditions Precedent to Performance by Buyer. Buyer’s obligation to consummate the transactions contemplated herein are expressly subject to the satisfaction of the following conditions, provided that all or any part thereof may be expressly waived by Buyer in writing:

(a)  Title. Title to the Property shall be as provided in Section 3.

(b)  Franchise. Buyer agrees to apply to continue use of the Holiday Inn franchise at the Property, by taking such steps as are necessary for the franchiser of Holiday Inn, Intercontinental Hotels Group, Inc. (“Intercontinental”), to consider Buyer as a franchisee, within fifteen (15) days following the Effective Date. It is a condition of this Agreement that Buyer shall have received approval from Intercontinental to continue the operation of the Property as a Holiday Inn following Buyer’s acquisition thereof with such approval to be in writing and to contain no conditions other than completion of a property improvement plan which details the improvements that need to be made to the Property by Buyer within a specified time period following Buyer’s acquisition of the Property (the “PIP”). Buyer shall use good faith efforts to obtain, and shall diligently pursue, such approval from Intercontinental. If Intercontinental denies Buyer’s application as a franchisee, in writing, Buyer may terminate this Agreement.

(c)  Financing. GE Capital Franchise Corporation (“Lender”) has issued a financing proposal to Buyer dated March 29, 2005 in connection with Buyer’s application for a $7,125,000 loan (the “Loan”) from Lender in order for Buyer to finance the purchase of the Property. Buyer has accepted the financing proposal and has delivered the required deposit set forth therein to Lender in order for Lender to proceed with its underwriting process for approval of the Loan. It is a condition of this Agreement that the Lender shall have approved, in writing, as evidenced by the issuance of a commitment letter to Buyer, the granting of the Loan to Buyer in accordance with the terms of the financing proposal. Buyer agrees to take such steps as are necessary for the Lender to approve the Loan and to issue a commitment letter to Buyer. If Lender denies Buyer’s procurement of the Loan, in writing, Buyer may terminate this Agreement.

(d)  Delivery of Financing. In the event that Buyer shall have obtained a written commitment from the Lender for the Loan, Buyer shall receive the Loan at Closing.

In the event that the conditions set forth in Sections 10(a) through (d) are not satisfied, then Buyer may terminate this Agreement by notice to Seller, in which event the Deposit plus accrued interest thereon, shall be immediately returned by Seller to Buyer, and Buyer and Seller shall have no further liabilities or obligations hereunder. In the event that the Buyer fails to terminate the Agreement on account of a failure of a condition within the applicable period pursuant to the terms of this Section 10, then Buyer shall be deemed to have waived its rights to do so on account of the failure of such condition and the Deposit shall be fully nonrefundable to Buyer on account of a failure of such condition, except in the event the Seller is in default under its obligations under the Agreement or there is a breach of Seller’s representations or warranties under this Agreement or in the event the Agreement is terminated pursuant to the terms of Section 12 hereof or pursuant to any other provision in the Agreement which entitles Buyer to terminate this Agreement. The terms of this paragraph shall survive the termination of this Agreement.

11.  Conditions Precedent to Performance by Seller. Seller’s obligation to consummate the transactions contemplated herein is expressly subject to Buyer having duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it before or at Closing.

12.  Fire, Eminent Domain, etc. Seller shall bear the risk of all loss or damage to the Property from all causes, and the risk of condemnation proceedings or other proceedings in the nature of eminent domain, until Closing. If at any time prior to the date of Closing any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, or Seller is notified of any condemnation proceedings or other proceedings in the nature of eminent domain against any portion of the Property, Seller shall, within three (3) business days thereof (but not later than Closing), give written notice thereof to Buyer and (a) the deadline for Closing shall be extended to the later of the Casualty Termination Date or the date specified in Section 4 hereof, and (b) Buyer shall have the right no later than thirty (30) days after receipt of such notice (“Casualty Termination Date”), at its sole option, to terminate this Agreement, in which event this Agreement shall become null and void, the Deposit shall be immediately returned by Seller to Buyer, and neither party shall have any further liabilities or obligations hereunder.

13.  Broker. Seller and Buyer each represent and warrant to the other that each has had no dealings, negotiations or communications with any brokers or other intermediaries in connection with this Agreement or the sale of the Property. In the event that any claim is asserted by any person, firm or corporation, whether broker or otherwise, claiming a commission and/or finder’s fee with respect to the sale and purchase of the Property resulting from any act, representation or promise of Seller, Seller shall indemnify and save harmless Buyer from any such claim, and in the event any such claim shall be made against Seller resulting from any act, representation or promise of Buyer with respect to such sale and purchase, Buyer shall likewise indemnify and save harmless Seller from any such claim. The terms of this Section 13 shall survive Closing or the earlier termination of this Agreement.

14.  Provisions Regarding Deposits and Defaults.

(a)  Seller’s Default. In the event Seller violates or fails to fulfill or perform any of the terms and conditions of this Agreement required to be performed by Seller, or breaches any representation or warranty contained in this Agreement and made by Seller, the Deposit shall be immediately returned by Seller to Buyer, together with all interest accrued thereon, and Buyer shall also have the right to (i) obtain specific performance by Seller of this Agreement and/or (ii) terminate this Agree-ment.

(b)  Buyer’s Default. In the event Buyer violates or fails to fulfill or perform any of the terms and condi-tions of this Agreement required to be performed by Buyer, Seller shall retain the Deposit as liquidated damages, which it is agreed are not a penalty and are a fair determination of Seller’s damages, due to the difficulty in assessing the actual amount of such damages should they accrue. Receipt of such payment shall be Seller’s sole and ex-clusive remedy for such default by Buyer and this Agree-ment shall thereupon be-come null and void, and neither party shall have any further ob-ligations or liabilities hereunder.

The terms of this Section 14 shall survive Closing or the earlier termination of this Agreement.

15.       Miscellaneous.

(a)    Headings. The headings and captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(b)    Authority. The individuals who have executed this Agreement on behalf of Seller and/or Buyer hereby represent, warrant and confirm that they have the authority to execute this Agreement.

(c)    Recordation. This Agreement shall not be recorded in any office for the recording of deeds or in any other office or place of public record.

(d)    Tender Waived. Formal tender of an executed deed and purchase money is hereby waived.

(e)    Integration; Amendment. This Agreement contains the entire agreement between the Seller and the Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale and purchase. Furthermore, this Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(f)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(g)    Interest. For the purposes of this Agreement, the Deposit shall be held in an interest bearing federal account, with all accrued interest thereon being promptly payable to the party entitled to the Deposit under the terms of this Agreement.

(h)    Notices. All notices hereunder shall be in writing and shall be deemed to have been properly given if personally delivered, sent by certified mail, return receipt requested, postage prepaid, or by private overnight express carrier, such as Federal Express, next day delivery, charges paid, or delivered by telecopy, addressed as follows:

If to Seller:	Metro Two Hotel. LLC
148 Sheraton Drive, Box A
New Cumberland, PA 17070
Attention: Kiran P. Patel
Telecopy No.: (717) 774-7383

With a copy to:	Shah & Byler, LLP
Penn Mutual Towers
510 Walnut Street, 9th Floor
Philadelphia, PA 19106
Attention: Lok Mohapatra, Esquire
Telecopy No.: (215) 238-0157

If to Buyer:	CNR Queen Hospitality, LLC
c/o Mr. Nick Patel
Dunkin' Donuts
701 Philadelphia Pike
Wilmington, DE 19809
Telecopy No.: (302) 762-8974

With a copy to:	Mark L. Morris, Esquire
Fox Rothschild LLP
2000 Market Street, 10th Floor
Philadelphia, PA 19103
Telecopy No.: (215) 299-2150

or to such additional persons or addresses as Seller and Buyer may from time to time designate by notice to the other given pursuant to this Section 15(h). Notices by the parties may be given on their behalf by their respective counsel. Notice shall be deemed to have been given upon the date of delivery, if personally delivered, three (3) days after the postmarked date of mailing if sent by certified mail, one business day after the date of deposit if sent by private overnight express carrier, or when received as confirmed by evidence of transmission, if sent by telecopy.

(i)    Cooperation. At any time from and after Closing, upon the request of the other party, Buyer and Seller will cooperate with each other and do, execute, acknowledge and deliver, or cause to be delivered, all such further acts, deeds, bills of sale, assignments, conveyances, powers of attorney and other documents as may be required to carry out the provisions of this Agreement.

(j)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(k)    Time of the Essence. All times, wherever specified herein for the performance by Seller or Buyer of their respective obligations hereunder, are of the essence of this Agreement.

(l)     Exhibits. All Exhibits referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

(m)   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Buyer may assign Buyer’s right, title and interest in and to this Agreement to a corporation, limited liability company, partnership or other entity controlled by Buyer or Buyer and Buyer’s relatives, in which event the assignee shall be the sole “Buyer” for all purposes under this Agreement.

16.       1099 S Tax Filing Information. In accordance with Internal Revenue Code, Section 6045(e), under the Tax Reform Act of 1986, information must be supplied to the Internal Revenue Service regarding all real estate transactions. In compliance with this Act the document attached hereto and made a part hereof as Exhibit "I" shall be completed and executed by the Seller and Buyer with the signing of this Agreement. It is also understood and agreed that in the event the Buyer's lender or the Title Company does not designate itself as the reporting agent, the Buyer's attorney shall report the information needed to comply with said Section 6045(e).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

METRO TWO HOTEL, LLC

By:
Name:
Title:

BUYER:

CNR QUEENS HOSPITALITY, LLC

By:	CNR Queens Hospitality Manager, LLC

By:
Nilesh Patel, Member

By:
Chandresh Patel, Member

JOINDER

In addition, the undersigned, for good and valuable consideration and intending to be legally bound, hereby joins in the foregoing Agreement for the purpose of guaranteeing to Buyer that the undersigned shall and hereby agrees to indemnify, defend and save the Buyer, its members, officers, employees, agents, supervisors, attorneys and consultants harmless from any and all claims, suits, demands, fines, liens, causes of action, awards or damages in either law or equity, which occur or originate within twelve months following the date of Closing under this Agreement and which arise directly as a result of matters, occurrences or events which directly resulted in the original imposition of the Environmental Liens, attached as Exhibit “H” hereto, filed against the Property, the same to include but not be limited to reasonable attorney fees, consultant’s fees, expert witness fees, and costs incurred by Buyer, its members, officers, employees, agents, supervisors, attorneys and consultants in defending against or removing such claims, suits, demands, fines, liens, causes of action, awards or damages; provided that Buyer shall provide to Seller written notice within 10 days of receipt of notice of any and all claims, suits, demands, fines, liens, causes of action, awards or damages for which Buyer seeks indemnification, and further provided that Buyer shall give such notice within the aforementioned twelve month period. The indemnification provided herein shall not extend to claims, suits, demands, fines, liens, causes of action, awards or damages first filed against or imposed upon Buyer after the aforesaid twelve month period even if the underlying cause of the claims, suits, demands, fines, liens, causes of action, awards or damages existed during such twelve month period.

HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership

By:
Name: